Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To: China Holdings, Inc.

As registered independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, dated April 2, 2007 included in the China Holdings’ Annual Report on Form 10-KSB for the year ended December 31, 2006 and to all references to our firm included in this Registration Statement.

/s/ Russell Bedford Stefanou Mirchandani LLP

Russell Bedford Stefanou Mirchandani LLP
Certified Public Accountants

New York, New York
June 12, 2007